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                                  June 1, 1995


PERSONAL AND CONFIDENTIAL


Dana R. Nelson
29 Partridge Run
Montvale, NJ  07645

Dear Dana:

          This letter is written to confirm your acceptance of Digi International's offer to hire you as Vice President of Sales, commencing June 1, 1995. As such, you would become an executive officer of Digi International Inc., with a direct line of responsibility to me as Chief Executive Officer.

          Your base pay is an annual salary of $150,000. You will also be eligible for cash bonuses, as described below, in an amount up to 100% of your base salary, contingent upon Digi International Inc. meeting budgeted net sales and after-tax earnings targets.

          You will receive a stock option for 30,000 shares of Digi Common Stock, vesting over five years, having an exercise price equal to $20 1/2 (I.E., the closing sale price on May 31, 1995.)

          For fiscal 1995 you will be paid an additional $50,000, payable in $25,000 installments on June 1 and July 15, 1995, which amount will be a guaranteed bonus payment and will be credited against the amount of bonus that would otherwise be payable for fiscal 1995. Your bonus for fiscal 1995 will be calculated as if you had been employed from April 1, 1995; that is, you would be entitled to a maximum bonus of $75,000.

          If the Digi International Inc. targets are 100% achieved for both net sales and after-tax earnings for fiscal 1995, you will be entitled to a bonus of $75,000. If the Digi International Inc. targets are less than 80% achieved for either net sales or after-tax tax earnings for fiscal 1995, you will not be paid a bonus for fiscal 1995 (other than the $50,000 guaranteed bonus payment). If the Digi International Inc. targets for both net sales and after-tax earnings are achieved by at least 80%, but for either measure by less than 100%, you will


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Dana R. Nelson
June 1, 1995
Page 2



be entitled to a percentage of $75,000 equal to the smaller of the percentages of net sales or after-tax earnings that were achieved.

          Beginning in fiscal 1996 the bonus formula emphasizes achievement of budgeted net sales targets, in recognition of your responsibilities as Vice President of Sales. One half of the bonus will be measured by Digi International Inc. goals, and one half by achievement of the budget objective for net sales.

          For fiscal 1996 you will be paid an additional $50,000, payable in $25,000 installments on October 15, 1995 and January 15, 1996, which amount will be a guaranteed bonus payment and will be credited against the amount of bonus that would otherwise be payable for fiscal 1996.

          If the Digi International Inc. targets are 100% achieved for both net sales and after-tax earnings for fiscal 1996, you will be entitled to a bonus equal to 50% of your base salary. If the Digi International Inc. targets are less than 80% achieved for either net sales or after-tax earnings, you will not be paid a bonus (other than the $50,000 guaranteed bonus payment for fiscal
1996). If the Digi International Inc. targets for both net sales and after-tax earnings are achieved by at least 80%, but for either measure by less than 100%, you will be entitled to a percentage of the foregoing bonus amount (I.E., 50% of your base salary) equal to the smaller of the percentages of net sales or after-tax earnings that were achieved.

          Provided that the Digi International Inc. targets are at least 80% achieved, you will also be entitled to an additional bonus (the "Sales Bonus") based upon the Digi International Inc. target for net sales.

          If the Digi International Inc. target for net sales is 100% achieved, you will be entitled to a Sales Bonus equal to 50% of your base salary. If the net sales target is achieved by at least 80%, you will be entitled to a Sales Bonus equal to the percentage of net sales that was achieved.

          If you were to be terminated without "cause" within one year of your relocation to the Twin Cities, you would be entitled to receive a severance payment of $150,000. If you were terminated without cause after one year following your relocation, you would be entitled to receive severance of $75,000 and, in the event that you remained unemployed six months after termination, you would be entitled to receive an additional $12,500 for each month that you continue to be unemployed, up to a maximum of six months. The definition of cause is attached as an appendix for your reference. In the event of termination you would not be entitled to any bonus or any unpaid guaranteed bonus.


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Dana R. Nelson
June 1, 1995
Page 3



          Digi International will reimburse you for all reasonable documented expenses relating to your relocation. Digi International will also cover all reasonable documented expenses relating to trips that you and your wife take from New Jersey to the Twin Cities area for house hunting and other purposes related to your relocation. Digi will also cover the cost of temporary housing in both New Jersey and the Twin Cities as needed and as I approve.

          Relocation expenses to be borne by Digi would generally not include any costs, fees, losses or expenses associated with the sale or purchase of a residence, except that Digi will pay a customary brokerage commission on the sale of your present primary residence and closing costs associated with the purchase of your new residence. Digi will also consider a bridge loan and mortgage subsidy consistent with company policy.

          In addition, you are entitled to vacation in accordance with Digi policies and to the benefits and perquisites which Digi generally provides to its other employees under applicable Digi plans and policies, and to future benefits and perquisites made generally available to Digi employees. Your participation in such benefit plans shall be on the same basis as applies to other Digi employees, and you would be obligated to pay any contributions which are generally required of employees to receive any such benefits.

          I am delighted that you have decided to join Digi and look forward to working with you.

                              Very truly yours,


                              /s/ Ervin F. Kamm, Jr.


                              Ervin F. Kamm, Jr.
                              President and Chief Executive Officer

                              ACCEPTED:


                               /s/ Dana R. Nelson
                              ----------------------------------------
                                   Dana R. Nelson
EFK:djt


cc:  Richard E. Eichhorn (w/encl.)
     Gerald A. Wall (w/encl.)
     James E. Nicholson (w/encl.)


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Dana R. Nelson
June 1, 1995
Page 4


                                    APPENDIX


                      Definition of Cause - Dana R. Nelson
                                  June 1, 1995
                      ------------------------------------


          For purposes of Ervin F. Kamm's letter of June 1, 1995, "cause" shall mean only the following: (i) indictment or conviction of, or a plea of nolo contendere to, (A) any felony (other than any felony arising out of negligence) or any misdemeanor involving moral turpitude, or (B) any crime or offense involving dishonesty with respect to Digi International Inc. or any of its subsidiaries (collectively, the "Company"); (ii) theft or embezzlement of Company property or commission of similar acts involving dishonesty or moral turpitude; (iii) repeated material negligence in the performance of your duties;
(iv) your failure to devote substantially all of your working time and efforts during normal business hours to the Company's business; (v) knowing engagement in conduct which is materially injurious to the Company; (vi) knowing failure, for your own benefit, to comply with the Company's policies concerning confidentiality; (vii) knowingly providing materially misleading information concerning the Company to the Company's Chief Executive Officer or Board of Directors, any governmental body or regulatory agency or to any lender or other financing source or proposed financing source of the Company; or (viii) any other failure by you to substantially perform your material duties (excluding nonperformance resulting from your disability) which failure is not cured within thirty (30) days after written notice from the Chairman of the Board or the Chief Executive Officer of the Company specifying the act of nonperformance or within such longer period (but no longer than ninety (90) days in any event) as is reasonably required to cure such nonperformance.